                           SCHEDULE 14A INFORMANTION

          Proxy Statement Pursuant to Section 14(a) of the Securities
                    Exchange Act of 1934 (Amendment No.  )

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                              Maytag Corporation
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               (Name of Registrant as Specified In Its Charter)

                              Patricia J. Martin
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   (Name of Person(s) Filing Proxy Statement, if other than the Registrant)


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                               MAYTAG CORPORATION
                            NOTICE OF ANNUAL MEETING
                                      AND
                                PROXY STATEMENT

                           ------------------------

                                 MEETING NOTICE

   The Annual Meeting of the Shareholders of Maytag Corporation, a Delaware corporation, will be held at the Sodexho Marriott Conference Center auditorium, located at 600 North Second Avenue West, Newton, Iowa 50208, on May 10, 2001 at 8:30 a.m., for the purpose of considering and acting upon the following:

  (1) The election of three directors for three-year terms, expiring in 2004.

  (2) Ratification of selection of Ernst & Young LLP as independent auditors to audit the consolidated financial statements to be included in the Annual Report to Shareholders for 2001.

  (3) If properly presented at the Annual Meeting, a shareholder proposal concerning the classification of the Board of Directors.

  (4) If properly presented at the Annual Meeting, a shareholder proposal concerning super-majority voting provisions.

  (5) If properly presented at the Annual Meeting, a shareholder proposal concerning shareholder adoption of "poison pill" provisions.

  (6) The transaction of any other matters that properly come before the meeting or any adjournment thereof.

   Shareholders entitled to vote are invited to attend the Annual Meeting.

   The Board of Directors has fixed the close of business on March 14, 2001 as the record date for the determination of shareholders entitled to notice of and to vote at the Annual Meeting.

   Dated: April 3, 2001

                                         Patricia J. Martin
                                         Secretary

                                PROXY STATEMENT

                               ----------------

   The Board of Directors solicits your proxy for use at the Annual Meeting of Maytag Corporation to be held May 10, 2001. Proxy statements and proxies will be mailed to shareholders on or about April 3, 2001. A shareholder giving a proxy may revoke it or give special voting instructions at any time before the proxy is voted by executing a later-dated proxy which is voted at the meeting, by attending the Annual Meeting and voting in person or by delivering a written notice of revocation to the Secretary of the Corporation. If the enclosed proxy card is properly executed and returned, the shares it represents will be voted in accordance with the shareholder's instructions. If no instructions are given, the proxy will be voted for each of the nominees for election as director, for the ratification of the selection of Ernst & Young LLP as independent auditors, and against each of the shareholder proposals. Any shareholder attending the Annual Meeting may, on request, vote his or her own shares at the meeting even though the shareholder has previously sent in a proxy card or voted by phone or the internet, as described below.

   With respect to the election of directors, a shareholder may vote for all nominees or withhold authority to vote for all or any nominees. Withholding authority to vote for a director nominee will not prevent the nominee from being elected because directors are elected by a plurality. With respect to each other matter specified in the Notice of Annual Meeting, a shareholder may vote for or against the matter or abstain from voting on the matter. A vote to abstain has the effect of a vote against the matter.

   Any "broker non-votes" on a particular matter, which occur when brokers are prohibited from exercising voting authority for beneficial owners who have not provided voting instructions, will not be counted for the purpose of determining the number of votes cast with respect to that matter, although such shares may be considered present and entitled to vote for other purposes and will count for purposes of determining a quorum. Approval of each matter specified in the Notice of Annual Meeting requires a majority (in the case of election of directors, a plurality) of the shares represented at the meeting and entitled to vote on the matter. Accordingly, non-voted shares with respect to a matter will not affect the approval of the matter or the outcome of the election of directors.

   If you hold your shares in your own name rather than through a broker, you may vote by phone or the internet. To vote by phone, dial 1-800-690-6903. To vote by the internet, log on to the website listed on the proxy card and follow the instructions provided. Employees holding shares through the Salary Savings Plan (401k) or Maytag's Employee Discount Stock Purchase Plan may also vote by phone or the internet.

   The Corporation had 76,096,980 outstanding shares of common stock as of the close of business on March 14, 2001, not including 41,053,613 shares of treasury stock. The Corporation has no other voting securities outstanding. Shareholders are entitled to one vote per share on each matter.

DIRECTORS AND NOMINEES FOR ELECTION AS DIRECTORS

   Under the authority of the Corporation's Bylaws, the Board consists of twelve directors divided into three groups. The term of each group expires in different years. There will be three directors elected at this Annual Meeting. The three nominees, Wayland R. Hicks, W. Ann Reynolds, and Fred G. Steingraber, are nominated for terms expiring at the 2004 Annual Meeting. John A. Sivright, a director for 25 years, is retiring when his term ends at the Annual Meeting. At that time, the number of directors comprising the Board will be reduced to eleven.

   Proxies will be voted for each of the nominees unless other directions are given in the proxy. If any nominee is unavailable for election, an event which is not anticipated, such proxies will be voted for the election of the remaining nominees and for the election of a substitute nominee, or the Board may elect not to fill the vacancy and to reduce the number of directors.

   The following sets forth certain information regarding each nominee and each director whose term continues after the 2001 Annual Meeting based on information received from each such nominee and continuing director.

(1) NOMINEES FOR A TERM TO EXPIRE IN 2004

               Wayland R. Hicks, 58, Vice Chairman and Chief Operating Officer
            of United Rentals, Inc., an equipment rental firm. Director since 1994.
[Photo of Wayland R. Hicks]

               Mr. Hicks became President & Chief Operating Officer of United
            Rentals, Inc. in 1997 and became Vice Chairman and Chief Operating Officer in 1998. Mr. Hicks was President and Chief Executive Officer of Indigo, Inc. N.V. from 1996 until 1997. He served as Chief Executive and Vice Chairman of Nextel Communications, Inc. from 1994 until 1995. Prior to joining Nextel, Mr. Hicks served in various management positions with Xerox Corporation, becoming a Group Vice President in 1983 and an Executive Vice President in 1987. Mr. Hicks is also a director of United Rentals, Inc., Katun Corporation and Perdue Farms.

               W. Ann Reynolds, 63, President, The University of Alabama at
            Birmingham. Director since 1988.

[Photo of W. Ann Reynolds]
               Ms. Reynolds became President of The University of Alabama at
            Birmingham in 1997. Ms. Reynolds served as Chancellor of The City University of New York from 1990 to 1997. From 1982 to 1990 she served as Chancellor of The California State University. From 1979 to 1982 she served as Provost and as a professor at Ohio State University. Prior to that time she held a variety of administrative, research and teaching positions at the University of Illinois Medical Center. She is also a director of Abbott Laboratories, Humana, Inc. and Owens-Corning Fiberglas Corporation.

               Fred G. Steingraber, 62, Chairman of the Board Emeritus of A.
            T. Kearney, Inc., a management consulting firm. Director since
            1989.

               Mr. Steingraber held various positions with A. T. Kearney
            beginning in 1964 and became Chief Executive Officer in 1983. He was elected to his current position in 1986. Mr. Steingraber is also a director of A. T. Kearney, Inc., Southeastern Thrift and Bank Fund, Inc. and Continental A.G.

[Photo of Fred G. Steingraber]
   The Board of Directors recommends a vote FOR the election of all named director nominees.

DIRECTORS WHOSE TERMS CONTINUE AFTER THE ANNUAL MEETING

   Barbara R. Allen, 48, Chief Executive Officer, Women's United Soccer Association, the U.S. professional soccer league. Director since 1995. Term expires 2002.

   Ms. Allen was previously Chief Executive Officer for Paladin Resources, an internet service provider management company. Prior positions included President, Corporate Supplier Solution, Corporate Express, a supplier of office products and related categories. She also held a variety of positions with The Quaker Oats Company over her 23 years with the company, most recently holding the position of Executive Vice President, International Food Products from 1995-1998. Ms. Allen is also a director of Chart House Enterprises and Tyson Foods.

   Howard L. Clark, Jr., 57, Vice Chairman, Lehman Brothers Inc., an investment banking and brokerage firm. Director since 1986. Term expires 2002.

   Mr. Clark was Chairman, President and Chief Executive Officer of Shearson Lehman Brothers Holdings, Inc. from 1990 until he assumed his current position in 1993. Before that, Mr. Clark was Executive Vice President and Chief Financial Officer of American Express Company having held various positions with that firm since 1981. From 1968 to that time he was Managing Director of Blyth Eastman Paine Webber Incorporated or predecessor firms. He is also a director of Lehman Brothers Inc., White Mountains Insurance Group, Ltd., H Power Corp., and Walter Industries, Inc. Lehman Brothers Inc. has provided and may provide certain investment banking services to the Corporation.

   Lester Crown, 75, Chairman of the Board, Material Service Corporation, an aggregates company. Director since 1989. Term expires 2002.

   Mr. Crown was elected Chairman of the Board of Material Service Corporation in 1983, having served as its President since 1970. He is a director and Chairman of the Nominating Committee of General Dynamics Corporation and President of Henry Crown and Company.

   Leonard A. Hadley, 66, President and Chief Executive Officer, Maytag Corporation. Term expires 2003.

   Mr. Hadley was Maytag's Chairman and Chief Executive Officer until his retirement in August 1999. He returned as President and Chief Executive Officer and Director in November 2000. Mr. Hadley originally joined the Corporation in 1959 in the Accounting Department. He held a number of management positions before he was named a Vice President in 1979. He was named a Director in 1985, President of Maytag Company in 1986, elected an Executive Vice President of the Corporation in 1989, named Chief Operating Officer in 1990 and President in 1991. He was named Chief Executive Officer in 1992 and elected Chairman in 1993. He also serves as a director of Deere & Company, Snap-on Incorporated, and H Power Corp.

   William T. Kerr, 59, Chairman and Chief Executive Officer, Meredith Corporation, a publishing and broadcasting company. Director since 1998. Term expires 2002.

   Mr. Kerr joined Meredith Corporation in 1991 as President of the Meredith Magazine Group and Executive Vice President of the Company, became President and Chief Operating Officer in 1994, President and Chief Executive Officer in 1997 and assumed his current position in 1998. Prior to 1991 he was a Vice President of The

New York Times Company and President of its magazine group. He is also a director of Meredith Corporation, Principal Mutual Life Insurance Company and Storage Technology Corporation.

   Bernard G. Rethore, 59, Chairman of the Board Emeritus of Flowserve Corporation, a manufacturer of advanced-technology fluid transfer and control equipment systems and services. Director since 1994. Term expires 2003.

   Mr. Rethore has been Chairman of the Board Emeritus of Flowserve Corporation since his retirement as an Executive Officer and Director in April 2000. He became Chairman and Chief Executive Officer of Flowserve Corporation in 1997 and held the additional title of President from October 1998 until July 1999. He stepped down as Chief Executive Officer in January 2000, but continued to serve as Chairman until April 2000. Mr. Rethore had served as President and Chief Executive Officer of BW/IP, Inc. (a predecessor of Flowserve) since 1995 and was elected Chairman of the Board in February 1997. From 1989 until 1995, he was Senior Vice President of Phelps Dodge Corporation and President, Phelps Dodge Industries, its diversified international industrial group. Mr. Rethore is also a director of Belden Inc. and Amcast Industrial Corporation.

   Neele E. Stearns, Jr., 65, former President and Chief Executive Officer, CC Industries, Inc., a diversified holding company. Director since 1989. Term expires 2003.

   Mr. Stearns served as President and Chief Executive Officer of CC Industries, Inc. from 1986 until his retirement in 1994. He is also a director of Footstar, Inc. and Wallace Computer Services, Inc. of which he served as Chairman of the Board from January 2000 through November 2000. Mr. Stearns currently serves as Chairman of Financial Investments Corporation, a private equity investment firm.

   Carole J. Uhrich, 57. Director since 1995. Term expires 2003.

   Ms. Uhrich was Executive Vice President of Maytag during 2000. She previously held various positions at Polaroid Corporation, a photographic imaging and equipment company, most recently as Executive Vice President and Assistant Chief Operating Officer in 1998 until Spring 1999. She joined Polaroid in 1966, holding several positions in the engineering division until becoming a plant manager in 1983. She was named Director of Manufacturing in 1984, Vice President of Corporate Quality in 1987, Vice President of Product Delivery in 1988, Vice President of Quality, New Product Delivery in 1990, Group Vice President, Manufacturing and Product Development in 1992, Executive Vice President, Global Supply Chain in 1996 and Executive Vice President, President Commercial Imaging in 1997. She also serves as a director of Ceridian Corporation.

MEETINGS AND COMMITTEES

   During 2000 the Board of Directors held seven meetings either in person or by telephone. Each director attended at least 75% of Board meetings and meetings of the committees on which the director served.

   The Board has an Audit Committee, a Compensation Committee, and a Nominating Committee as well as other committees.

   The Audit Committee, currently consisting of Barbara R. Allen, Howard L. Clark, Jr., Wayland R. Hicks, Neele E. Stearns, Jr. and Fred G. Steingraber, met five times in 2000. The functions of the Audit Committee are described below in the Audit Committee Report. Its duties include, among other actions, the review of the

Corporation's financial statements with the Corporation's independent auditors, approval of audit arrangements, review of audit results and review of internal audit issues. All members of the Audit Committee are "independent" within the meaning of new rules governing audit committees adopted by the New York Stock Exchange.

   The Compensation Committee's duties are to review and approve compensation plans and policies of the Corporation, recommend to the Board the salaries of all officers of the Corporation, declare bonus and incentive plan allocations for management employees of the Corporation, award stock options and provide stock and other performance-based awards to key executives. The Committee currently consists of Barbara R. Allen, William T. Kerr, Bernard G. Rethore and John A. Sivright. The Committee met six times in 2000.

   The Nominating Committee nominates persons to serve on the Board of Directors and recommends compensation levels and other remunerative programs for directors. It currently consists of Lester Crown, W. Ann Reynolds, John A. Sivright and Fred G. Steingraber. It met twice in 2000.

COMPENSATION OF DIRECTORS

   Directors who are employees of the Corporation receive no compensation in their capacities as director. Non-employee directors are paid a retainer of $30,000 per annum and $1,250 for each Board and committee meeting attended and are reimbursed for actual expenses. Telephone meetings are compensated at $750 per meeting. Non-employee committee chairs receive an additional $4,000 per annum. A non-employee Executive Committee chair receives $5,000 per annum. Non-employee directors also receive a grant of 3,000 options to purchase common stock on the day after each annual meeting of shareholders. The exercise price for such shares is the fair market value of the common stock on the date of grant.

   All non-employee directors with five or more years of service may participate in the Maytag Corporation Directors' Pension Plan, an unfunded, noncontributory pension plan. Each eligible participant will receive an annual pension, beginning at the later of the director's attaining age 70 or ceasing tenure as a director, equal to the director's annual retainer (excluding any Board committee meeting and committee chair fees) for the 12 month period prior to the commencement of such pension.

SECURITY OWNERSHIP OF CERTAIN BENEFICIAL OWNERS, DIRECTORS AND MANAGEMENT

   The following table shows those persons or groups known to Maytag to be the beneficial owners of more than five percent (5%) of Maytag common stock as of March 1, 2001.

                SECURITY OWNERSHIP OF CERTAIN BENEFICIAL OWNERS

--------------------------------------------------------------------------------

                                          Amount and Nature
      Name and Address                 of Beneficial Ownership Percent of Class
-------------------------------------------------------------------------------
      Crown Group                  (1)    5,497,621 shares           7.22%
      c/o Gerald A. Weber
      222 North LaSalle Street
      Chicago, Illinois 60601

      State Street Bank and Trust
       Company                     (2)    4,678,430 shares           6.14%
      225 Franklin Street
      Boston, Massachusetts 02110
-------------------------------------------------------------------------------

   (1) Although no person or entity in the group owned beneficially more than 5% of the common stock outstanding as of March 1, 2001, a number of persons acting together, including Lester Crown, members of his family, relatives, certain family partnerships, trusts associated with the Crown family, and other entities, are the beneficial owners of an aggregate of 5,497,621 shares of Maytag common stock, constituting 7.22% of the common stock. A Schedule 13D relating to the ownership of shares of common stock by these persons and entities has been filed with the Securities and Exchange Commission by Gerald
A. Weber, as attorney and agent. These persons and entities, including Lester Crown, disclaim that they are a group for purposes of Section 13(d) of the Securities Exchange Act of 1934 or otherwise, and disclaim that any one of them is the beneficial owner of shares owned by any other person or entity filing the Schedule 13D.

   (2) The information was obtained from a Schedule 13G filing with the Securities and Exchange Commission by State Street Boston Corporation, State Street Bank & Trust Company, Trustee on February 9, 2001.

                 SECURITY OWNERSHIP OF DIRECTORS AND MANAGEMENT

   The following table shows the amount of Maytag common stock held by each director and nominee, each executive officer named in the Summary Compensation Table on Page 21, and all directors and executive officers as a group, as of March 1, 2001.

--------------------------------------------------------------------------------

                                        Amount and Nature
     Name                            of Beneficial Ownership  Percent of Class
------------------------------------------------------------------------------
     Barbara R. Allen                    13,100 (b)                    *
     William L. Beer                     35,825 (b)                    *
     Larry J. Blanford                    3,000 (c)                    *
     Howard L. Clark, Jr.                36,836 (b)                    *
     Lester Crown                     3,059,403 (a)(b)(d)           4.02%
     Leonard A. Hadley                  666,653 (b)(c)                 *
     Wayland R. Hicks                    22,000 (b)                    *
     Glenn B. Kelsey                      5,590 (b)(c)                 *
     William T. Kerr                      6,100 (b)                    *
     Keith G. Minton                     50,502 (a)(b)(c)              *
     Bernard G. Rethore                  17,000 (b)                    *
     W. Ann Reynolds                     15,629 (a)(b)                 *
     John A. Sivright                    31,000 (a)(b)                 *
     Neele E. Stearns, Jr.               27,090 (b)                    *
     Fred G. Steingraber                 23,000 (b)                    *
     Carole J. Uhrich                    10,500 (b)                    *
     Lloyd D. Ward                      605,460 (b)                    *
     Frederick G. Wohlschlaeger          29,377 (b)(c)                 *
     All directors and executive      4,857,664 (a)(b)(c)(d)        6.38%
     officers as a group consisting
     of 25 persons, including the
     above named.
------------------------------------------------------------------------------

*Less than one percent.
   (a) Includes shares owned by associates or certain family members in which the director disclaims any beneficial interest.

   (b) These totals include shares which the following persons and all directors and executive officers as a group have the right to acquire within 60 days of March 1, 2001 through the exercise of stock options: Mr. Beer 18,000 shares; Mr. Hadley 595,450 shares; Mr. Minton 33,109 shares; Mr. Ward 597,160 shares; Mr. Clark has options to acquire 23,000 shares; Messrs. Crown, Rethore, Sivright and Stearns and Ms. Allen and Ms. Reynolds each have options to acquire 13,000 shares; Mr. Hicks has options to acquire 9,000 shares; Ms. Uhrich has options to acquire 8,000 shares; and Messrs. Kerr and Steingraber each have options to acquire 6,000 shares. All directors and executive officers as a group have options to acquire 1,543,447 shares.

   (c) These totals include shares granted under stock awards in 1999 pursuant to the Corporation's 1996 Employee Stock Incentive Plan as to which the following persons and all executive officers and directors as a group have sole voting power: Mr. Blanford 872; Mr. Hadley 7,255; Mr. Kelsey 917; Mr. Minton 1,200; Mr. Wohlschlaeger 886; and all directors and executive officers as a group 14,404. Such shares are subject to forfeiture under the terms of the awards.

   (d) The number of shares shown as beneficially owned by Mr. Crown includes 1,772,569 shares held by The Crown Fund, of which he is a partner. In addition, 666,998 shares are owned by various trusts of which he is a trustee; and 65,657 shares are owned by the Arie and Ida Crown Memorial of which he is a director. The number of shares shown does not include shares owned by various trusts of which Mr. Crown's children are beneficiaries, partnerships in which Mr. Crown is a limited partner, and partnerships in which Mr. Crown's adult children are partners. Mr. Crown disclaims beneficial ownership of the shares listed in this footnote, except to the extent of his interest in the entities described herein.

SECTION 16(a) BENEFICIAL OWNERSHIP REPORTING COMPLIANCE

   Section 16(a) of the Securities Exchange Act of 1934 requires the Corporation's directors, executive officers and persons who own more than ten percent of the Corporation's common stock to file reports of ownership and changes in ownership with the Securities and Exchange Commission and New York Stock Exchange. Such persons are also required to furnish the Corporation with copies of all such reports. Based solely on its review of the copies of such reports received by the Corporation, and written representations from certain reporting persons, the Corporation is pleased to note that its directors and executive officers filed all required reports during or with respect to fiscal year 2000 on a timely basis.

AUDIT COMMITTEE REPORT

   The responsibilities of the Audit Committee, which are set forth in the Audit Committee Charter adopted by the Board of Directors (a copy of which is attached to this Proxy Statement as Appendix A), include providing oversight to Maytag's financial reporting process through periodic meetings with Maytag's independent auditors, internal auditors and management to review accounting, auditing, internal controls and financial reporting matters. The management of Maytag is responsible for the preparation and integrity of the financial reporting information and related systems of internal controls. The Audit Committee, in carrying out its role, relies on Maytag's senior management, including senior financial management, and its independent auditors.

   We have reviewed and discussed with senior management Maytag's audited financial statements included in the 2000 Annual Report to Shareholders. Management has confirmed to us that such financial statements (i) have been prepared with integrity and objectivity and are the responsibility of management and (ii) have been prepared in conformity with generally accepted accounting principles.

   We have discussed with Ernst & Young LLP, Maytag's independent auditors, the matters required to be discussed by SAS 61 (Communications with Audit Committee). SAS 61 requires the independent auditors to provide us with additional information regarding the scope and results of their audit of Maytag's financial statements, including with respect to (i) their responsibility under generally accepted auditing standards, (ii) significant accounting policies, (iii) management judgments and estimates, (iv) any significant audit adjustments, (v) any disagreements with management, and (vi) any difficulties encountered in performing the audit.

   We have received from Ernst & Young LLP a letter providing the disclosures required by Independence Standards Board Standard No. 1 (Independence Discussions with Audit Committees) with respect to any relationships between Ernst & Young LLP and Maytag. Ernst & Young LLP has discussed its independence with us, and has confirmed in such letter that, in its professional judgment, it is independent of Maytag within the meaning of the federal securities laws.

   Based on the review and discussions described above with respect to Maytag's audited financial statements included in Maytag's 2000 Annual Report to Shareholders, we have recommended to the Board of Directors that such financial statements be included in Maytag's Annual Report on Form 10-K for filing with the Securities and Exchange Commission.

   As specified in the Audit Committee Charter, it is not the duty of the Audit Committee to plan or conduct audits or to determine that Maytag's financial statements are complete and accurate and in accordance with generally accepted accounting principles. That is the responsibility of management and Maytag's independent auditors. In giving our recommendation to the Board of Directors, we have relied on (i) management's representation that such financial statements have been prepared with integrity and objectivity and in conformity with generally accepted accounting principles, and (ii) the report of Maytag's independent auditors with respect to such financial statements.

   The foregoing report is furnished by members of the Audit Committee:

       Neele E. Stearns, Jr., Chair      Wayland R. Hicks
       Barbara R. Allen                  Fred G. Steingraber
       Howard L. Clark, Jr.

(2) RATIFICATION OF SELECTION OF INDEPENDENT AUDITORS

   The Board of Directors has selected Ernst & Young LLP as independent auditors to audit the financial statements of Maytag for 2001. A further purpose of the Annual Meeting is to ratify the selection of Ernst & Young LLP as independent auditors. It is intended that all proxies on the enclosed form will be voted for the selection of Ernst & Young LLP as independent auditors, unless otherwise instructed. Ernst & Young LLP has audited the financial statements of the Corporation since 1925 and is expected to have a representative present at the meeting to make a statement if the representative desires to do so and to be available to respond to appropriate questions.

   The Board of Directors recommends a vote FOR the ratification of the selection of Ernst & Young LLP as independent auditors.

Audit Fees

   The aggregate fees billed by Maytag's independent auditors for professional services rendered in connection with (i) the audit of Maytag's annual financial statements to be set forth in Maytag's Annual Report on Form 10-K for the year ended December 31, 2000, and (ii) the review of Maytag's quarterly financial statements set forth in Maytag's Quarterly Reports on Form 10-Q for the quarters ended March 31, 2000, June 30, 2000, and September 30, 2000, were approximately $1,035,000.

Audit Related Fees

   The aggregate fees for audit-related services rendered by its independent auditors for Maytag's most recent fiscal year was approximately $1,059,000. These fees include work performed by the independent auditor with respect to the audits of the Company's benefit plans, statutory audits for non-United States based subsidiaries, internal audit services, audits required for various financing transactions, consents and other accounting research.

Financial Information System Design and Implementation Fees

   The aggregate fee for financial information system design and implementation services rendered by its independent auditors for Maytag's most recent fiscal year was zero.

All Other Fees

   The aggregate fees for all other services rendered by its independent auditors for Maytag's most recent fiscal year were approximately $ 1,324,000. These fees include work performed by the independent auditors with respect to tax consulting services. The sum of these fees and the fees described above under "Audit-Related Fees" was $2,383,000.

   The Audit Committee has advised the Board of Directors that it has determined that the non-audit services rendered by Maytag's independent auditors during Maytag's most recent fiscal year are compatible with maintaining the independence of such auditors.

(3) SHAREHOLDER PROPOSAL CONCERNING THE ANNUAL ELECTION OF THE ENTIRE BOARD OF DIRECTORS

   The Corporation has received a shareholder proposal from a shareholder (the "Proponent") representing 200 shares of common stock. This proposal is submitted by the Ray T. Chevedden and Veronica G. Chevedden Family Trust, 2215 Nelson Ave., No. 205, Redondo Beach, California 90278, which is represented by John Chevedden.

                        ANNUAL ELECTION of EACH DIRECTOR
           ADOPT THE PROPOSAL TOPIC THAT WON MAJORITY FAVORABLE VOTE
                                 IN 1999 & 2000
               (This is based on the votes cast for and against.)
   RECOMMEND:

ANNUAL ELECTION of EACH DIRECTOR

ADOPT THE PROPOSAL TOPIC THAT WON MAJORITY FAVORABLE VOTE IN 1999 & 2000.

   Maytag Corporation shareholders request the Board of Directors to take all necessary steps to enact this proposal as a bylaw.

   This includes the requirement that, once enacted, a change on this proposal topic must win a shareholder vote cast on a separate proposal.

   The Investor Responsibility Research Center reported that this proposal topic won majority votes at the 1999 and 2000 shareholder meetings and was submitted by John Chevedden, Redondo Beach, Calif.

   The 2000 vote was particularly significant since management influenced results by sending one-sided voting instructions. These instructions--at shareholder expense no less--argued only management's position. The merits of all shareholder proposals were omitted.

SUPPORTING STATEMENT:

   Maytag is on the Council of Institutional Investors' list of companies that have not implemented shareholder proposals that received a favorable majority vote. The company has yet to take action on this positive vote.

   A respected independent proxy analysis firm said it is disturbed by the board's unwillingness to pay greater heed to a majority of the shares cast. Effective corporate governance depends upon the board being accountable to shareholders.

   Arguably the favorable vote for this proposal would be higher had management not used the corporate treasury to influence the vote by sending one-sided solicitations to shareholders--after the complete proxy materials were distributed.

   It is intuitive that directors, accountable through annual election, perform better. The current piecemeal director election gives Maytag Corporation directors 3-years of isolation from the impact of their performance.

   What incentive is there for good corporate governance--highlighted by annual election of each director?

   "A number of recent studies show that well-governed companies not only make more money than poorly governed, but investors are likely to give them a higher stock market value," said Business Week.

   Thus good corporate governance can favorably impact stock market performance and address recent reversals:

   Fortune said:
Maytag is off 53% from its year high. The share price took a beating after the company asked analysts to lower their estimates in two of the past three quarters.

   Maytag Oct. 12, 2000 Press Release said:
Maytag home appliances profit down 9%.
Maytag commercial appliances sales down 13%.
Rongshida-Maytag joint venture sales in China down 20% with $5 million loss reported.

   Value Line said:
We have reduced our 2000 and 2001 earnings estimates by 35 cents and 70 cents a share respectively. Timelines has slipped to 4 (Below Average).

   The best boards continue to raise the bar, said Business Week:

              ADOPT THE PROPOSAL THAT WON MAJORITY FAVORABLE VOTE
                                 IN 1999 & 2000
                        ANNUAL ELECTION of EACH DIRECTOR
                                    YES ON 3

                               ----------------

BOARD OF DIRECTORS' STATEMENT IN OPPOSITION TO THE SHAREHOLDER PROPOSAL 3

   THE BOARD OF DIRECTORS CONTINUES TO BELIEVE THAT THIS PROPOSAL TO ABOLISH THE CURRENT CLASSIFIED BOARD AND ELECT THE ENTIRE BOARD OF DIRECTORS ANNUALLY IS NOT IN THE BEST INTERESTS OF THE CORPORATION'S SHAREHOLDERS AND RECOMMENDS A VOTE AGAINST THIS PROPOSAL.

   Maytag strenuously disagrees with the following statements:

  . Throughout the proposal and in the title, there are statements concerning "majority favorable vote" in 1999 and 2000. The correct facts are: In 1999, the proposal was approved by 51.9% of the shares then voting which represented only 38.1% of all shares outstanding of Maytag. In the year 2000, this same proposal failed, receiving 49.8% affirmative votes, which represented only 34% of all outstanding shares.

  . References to "one-sided voting instructions" implies that the voting procedures established by Maytag were in some way improper. They were not. The voting instructions were precisely correct. Maytag, as well as the Proponent, can legally contact shareholders to explain its point of view and urge a shareholder to vote against a proposal if Maytag believes the proposal is not in the best interest of the Corporation.

   More than 60% of other mid-cap S & P companies have a classified board, one in which board members are elected in groups and not all at once. The purpose of a staggered or classified board of directors is, among other matters, to safeguard the Corporation against the efforts of a third party intent on quickly taking control of, and not paying fair value for, the business and assets of the Corporation. If all directors can be elected at once, a third party can orchestrate the complete removal of all sitting directors with either a biased board of directors, or one unschooled in the tangible and intangible values of the Corporation. Your Board of Directors could lose its flexibility and the time to evaluate and react to any such third-party offer and, in turn, could lose its options, including the continued operation of the Maytag's businesses, to provide maximum value to the shareholders.

   The classified board of directors was adopted in 1977 when Maytag shareholders decided, by an 89.5% affirmative vote, that the Board be divided into three classes of directors elected to staggered three-year terms with one class elected each year. The Board, and the overwhelming majority of shareholders, then believed that the classified Board was in the Corporation's best interest. Your Board continues to hold this view. The classified board of directors assures that a majority of the directors at any time will have prior experience and in-depth knowledge of Maytag. Prior experience and knowledge are exceedingly important in any business and especially important in the highly competitive nature of the major appliance industry.

   As mentioned, a classified board is widely used by many major corporations to protect against inadequate tender offers or unsolicited attempts to seize control of a company. Without this protection hostile replacement of the Board could take place in less than 12 months. With this protection, a third party seeking to control the Corporation must negotiate with the Board. The Board gains the time necessary to evaluate any proposal, study alternatives and seek the best result for all shareholders.

   Your Board also believes that a director's performance and contribution is best measured over a longer period like the current three-year terms for directors, rather than the short-term focus inherent in annual elections. The longer terms permit the Board to avoid the temptation or compulsion to sell the businesses or assets of the Corporation at times when best valuations due to market conditions are less achievable. Longer terms are also consistent with the Board's role in making decisions that have a long-term impact.

   Similar proposals were submitted by the same shareholder at the 1998, 1999, and 2000 Annual Meetings. The 1998 proposal was defeated by a significant majority. The 1999 proposal was adopted by an affirmative vote of 51.9% of the shares voting, then representing only 38.1% of all shares outstanding of the Corporation. Following the 1999 Annual Meeting, the Directors sought counsel and carefully reviewed the advisability of modifying the structure of the Board. Considering the merits of the current classified board structure, the directors concluded that maintaining a classified Board for Maytag, elected for three-year terms gives the Board a significantly greater ability to act in the shareholders' best interest in the event of a takeover bid. The Board affirmatively declined to act on the request that the entire Board of Directors be elected each year. The proposal failed at last year's Annual Meeting, receiving 49.8% affirmative votes, representing only 34% of all outstanding shares.

   Adoption of the Proponent's proposal would not by itself eliminate the classified Board. A formal amendment repealing the classified Board provision would need to be submitted to the shareholders and requires approval by the vote of the holders of at least two-thirds of the Corporation's issued and outstanding stock entitled to vote at any regular or special meeting of shareholders.

   The Board of Directors recommends a vote AGAINST this proposal.

(4) SHAREHOLDER PROPOSAL TO REINSTATE SIMPLE-MAJORITY VOTE

   Maytag received a shareholder proposal from shareholder Nick Rossi, P.O. Box 249, Boonville, CA 95415, represented by John Chevedden (the "Proponent"). Mr. Rossi holds 800 shares of common stock. The proposal is as follows:

                        REINSTATE SIMPLE-MAJORITY VOTE:
    ADOPT PROPOSAL THAT SHAREHOLDERS PASSED AT THE 2000 SHAREHOLDER MEETING

   RECOMMEND:

REINSTATE SIMPLE-MAJORITY VOTE:

ADOPT PROPOSAL THAT SHAREHOLDERS PASSED AT THE 2000 SHAREHOLDER MEETING

   Delete all Maytag super-majority provisions. Maytag Corporation shareholders request the Board of Directors take all steps necessary to enact this proposal.

   Super-majority means that if a vast majority of shareholders (up to an overwhelming 79%) vote to change certain key items, management can ignore the majority. Since not all shares vote, Maytag could have an actual 100% super-majority requirement in an election with 80% turn-out.

   Shareholders passed this proposal topic despite management's failed expenditure of shareholder money to influence the vote.

   The 2000 vote was particularly significant since management sent one-sided voting instructions, limited to management's position only, to thousands of shareholders after the original proxy mailing. Management omitted the supporting statements of all shareholder proposals and shareholders still passed this proposal topic.

   The Investor Responsibility Research Center reported that this proposal topic, sponsored by Nick Rossi, passed with 51% of the votes cast at the 2000 meeting--even if abstentions are counted as no votes.

What incentive is there for good corporate governance--highlighted by simple-majority vote?

   A new survey by McKinsey & Co., international management consultant shows that institutional investors are prepared to pay an 18% premium for good corporate governance.

   McKinsey warns that companies that fail to reform will find themselves at a competitive disadvantage in attracting capital to finance growth.

        Wall Street Journal                 June 19, 2000

Why return to simple-majority vote?

  . The bi-partisan National Conference of State Legislatures urged States to ban super-majority rules.

  . Major professionally-managed funds, including those holding substantial Maytag stock, declare that super-majority rules are not in the best interest of shareholders.

  . Super-majority requirements of any kind are widely opposed by institutional investors.

   Less-than-optimal rules and practices at Maytag

   The following list of less-than-optimal rules at Maytag argue that it is increasingly important for Maytag to adopt this one proposal to improve-- particularly with the sharp drop in stock price from $75:

  .   Super-majority vote required to approve merger.

  . Super-majority requirements generally lock in rules that harm shareholders.

  .   Poison pill.

  . Many institutional shareholders are particularly concerned about staggered boards combined with poison pills. Maytag has both.

  .   No cumulative voting permitted.

  .   No shareholder right to call special meetings.

  .   No shareholder right to act by written consent.

  .   No confidential voting permitted.

  . Management can personally contact shareholders and ask them to change their vote.

   Maytag also has these less-than-optimal practices:

   50% of Maytag's directors have served from 12 to 25 years:

   "To allow fresh ideas" the National Association of Corporate Directors guidelines said: Consider limits on director service to 10-15 years.

   Mr. Clark, Director:

   His employer, Shearson Lehman Brothers, provides lucrative investment banking services for Maytag. Yet Clark also serves on the key Audit Committee where independence is particularly important.

   The Council of Institutional Investors (http://www.cii.org/ & http://www.cii.org/ciicentral/policies.htm) recommends independent directors on all key board committees.

   The above list of less-than-optimal rules and practices argue that it is increasingly important for Maytag to adopt this one proposal--particularly after the sharp drop in stock price from $75.

   Return Maytag to competitive corporate governance.

                        REINSTATE SIMPLE-MAJORITY VOTE:
    ADOPT PROPOSAL THAT SHAREHOLDERS PASSED AT THE 2000 SHAREHOLDER MEETING
                                    YES ON 4

                               ----------------

BOARD OF DIRECTORS' STATEMENT IN OPPOSITION TO PROPOSAL 4

   THE BOARD OF DIRECTORS BELIEVES THAT THE PROPOSAL CONCERNING SIMPLE MAJORITY VOTING IS NOT IN THE BEST INTERESTS OF THE CORPORATION OR ITS SHAREHOLDERS AND RECOMMENDS A VOTE AGAINST THE PROPOSAL.

   Maytag strenuously disagrees with the following statements:

  . References to "one-sided voting instructions" implies that the voting procedures established by Maytag were in some way improper. They were not. The voting instructions were precisely correct. Maytag, as well as the Proponent, can legally contact shareholders to explain its point of view and urge shareholders to vote against a proposal if Maytag believes the proposal is not in the best interest of the Corporation.

  . The Proponent implies that abstention votes were counted in an inappropriate manner. This is incorrect; abstentions have the same effect as "no" votes, as required by Delaware corporate law.

  . There is no authority for the Proponent's statement that "super-majority requirements of any kind are widely opposed by institutional investors" so it is impossible to verify the statement for accuracy.

  . During 2000, the firm for which Mr. Clark works, Lehman Brothers, did not provide any investment banking services to Maytag. The implication that Mr. Clark is not an independent member of the Audit Committee and Board has no foundation in fact and consequently is an unfair assertion. Lehman Brothers is one of four investment banking firms that is listed as a named agent to Maytag's medium term note program, but no sale of notes were made through Lehman Brothers in 2000.

   The Proponent's resolution is so vague the Board is uncertain what is specifically being requested. There are various super-majority voting provisions in the Certificate of Incorporation. Only one, however, requires an 80% majority. Assuming that the resolution is directed at that provision, Article Ninth of the Certificate of

Incorporation requires an 80% vote of the shares outstanding and entitled to vote when a potential acquiror of the Corporation offers a premium price to some shareholders rather than the same price to all shareholders.

   Your Board believes that it is unfair to the shareholders to permit a potential acquiror to pay a premium price to acquire a position in the Corporation, and then offer the remaining shareowners a lower price. A super-majority voting requirement under such circumstances (a Fair Price provision) is necessary to protect the interests of all shareholders. At the 1984 Annual Meeting, the owners of over 83% of the shares represented at the meeting (over two-thirds of the shares issued and outstanding) voted to adopt the Fair Price provision as part of the Certificate of Incorporation.

   The Proponent's resolution might also refer to all super-majority provisions of the Certificate and Bylaws of the Corporation. Super-majority provisions assure that carefully considered corporate governance rules are not replaced without a substantial consensus majority for change. They are defensive tools that deter a hostile raider from gaining control of the corporation on unfair terms. Super-majority provisions along with other defensive tools empower the Board to act in the best interests of all shareholders by carefully considering and responding in a reasoned manner to hostile bids. In addition, repeal of all super-majority provisions would repeal the highly desirable Fair Price provision.

   The Proponent's statement of support references many matters which the Board does not believe relate to super-majority voting, such as tenure of directors, cumulative voting, and confidential voting. Adoption of the proposal would have no impact on any of these issues. The Corporation is fortunate to have high quality seasoned professionals with diverse business experience as directors. The Maytag Board of Directors is not as represented in the Proponent's supporting statement.

   Adoption of this proposal furthermore, by itself, would not eliminate super-majority provisions. Formal amendments to repeal the super-majority provision of the Certificate of Incorporation must be adopted by the Board and presented to the Corporation's shareholders, and such a request must be approved by the vote of the holders of at least two-thirds of the stock outstanding and entitled to vote at any regular or special meeting of shareholders as to each such super-majority provision (80% with regard to the Fair Price provision).

   A similar proposal was submitted by the same shareholder at the 1999 Annual Meeting. This proposal was supported by only 33.2% of outstanding shares and the majority of voting shares rejected it. After the proposal narrowly passed in 2000 with 50.95% of the votes cast and 34.8% of outstanding shares, the Board determined that it was not in the best interest of Maytag to eliminate super-majority voting.

   The Board of Directors recommends a vote AGAINST this proposal.

(5) SHAREHOLDER PROPOSAL REGARDING "POISON PILLS"

   Maytag received a shareholder proposal from William Steiner, 4 Radcliff Drive, Great Neck, New York 11024 who holds 575 shares of common stock. John Chevedden is named as Mr. Steiner's proxy for purposes of this proposal. The proposal is as follows:

                        SHAREHOLDER VOTE ON POISON PILLS
                ADOPT PROPOSAL THAT WON 57% SHAREHOLDER APPROVAL
                         at 24 MAJOR COMPANIES in 2000

   RESOLVED:
SHAREHOLDER VOTE ON POISON PILLS
ADOPT PROPOSAL THAT WON 57% SHAREHOLDER APPROVAL at 24 MAJOR COMPANIES IN 2000

Maytag Corporation shareholders request establishing a bylaw for shareholder vote to be required to adopt or maintain a poison pill. Currently the Maytag Corporation board can adopt a poison pill at any time without a shareholder vote.

   Once enacted this proposal is not to be amended, modified or repealed, except by a shareholder vote as a separate ballot item.

Why require a shareholder vote to adopt or maintain a poison pill?

  . 1) The poison pill injures shareholders by reducing management accountability and adversely affects shareholder value.

  . 2) Pills give directors absolute veto power over any proposed business combination, no matter how beneficial it might be for the shareholders.
     Nell Minow and Robert Monks in their book.
     Power and Accountability

  . Shareholder right to vote on poison pill proposals won an average 57% APPROVAL from shareholders at 24 major companies in 2000.
     Investor Responsibility Research Center

  . The Council of Institutional Investors (www.cii.org) recommends in its Shareholder Bill of Rights: Shareholder approval of all poison pills.
  Maytag is 52%-owned by institutional investors.

   Negative Effects of Poison Pills on stock value

The negative effects of poison pills on stock value have been the subject of extensive research. A 1986 study by the Office of the Chief Economist of the Securities and Exchange Commission on poison pill economics states that "The stock-returns evidence suggests that the effect of poison pills to deter prospective hostile takeover bids outweighs the beneficial effects that might come from increased bargaining leverage of the target management."

   A 1992 study by Professor John Pound of Harvard's Corporate Research Project and Lilli A. Gordon of the Gordon Group found a correlation between high corporate performance and the absence of poison pills.

   Given the undeniably undemocratic way in which poison pills have been adopted and maintained, many institutional investors believe poison pills should be voted on by shareholders.

   At a minimum, many institutional investors believe that the shareholders should have the right to vote on the need of such a powerful tool, which can entrench existing management.

   This proposal is submitted because it embodies an important principle of corporate governance, namely, the right of shareholders to have a say when a company contemplates adopting a poison pill.

   A poison pill can insulate management at the expense of shareholders. Management and the board should have appropriate tools to ensure that all shareholders benefit from a takeover proposal, but a poison pill is such a powerful tool that shareholders should be able to vote on whether it is appropriate.

   This one proposal for shareholder vote on poison pills is particularly important considering the shortcomings of company directors in corporate governance practices:

   Annual Election of each Directors, a shareholder proposal, won an impressive majority approval of Maytag stock cast as yes or no votes in both 1999 and 2000.

   The 2000 vote was particularly significant since management made an extraordinary effort to send one-sided voting instructions, with management's position exclusively, to thousands of shareholders after sending the original proxy mailing. Maytag subsequent proxy materials omitted the merits of all shareholder proposals that were legally required to be published in the original proxy materials.

   Management has not acted consistent with these 2 impressive and consecutive shareholder votes.

Election irregularities at the 2000 shareholder meeting?

   Furthermore, the Wall Street Journal reported that Maytag management announced that the shareholder proposal for annual election of each director won shareholder approval at the formal 2000 shareholder meeting. Management then reversed itself and reported that the proposal received 49.8% of votes cast (even if abstentions are counted as no votes). Since the annual meeting management has raised doubt by refusing to disclose the voting numbers announced at the annual meeting that led to management announcing that this proposal won approval.

   Forbes said:

   Maytag is cheap. Poor sales of its lower-priced washers and vending machines have helped beat the stock price down from $74 in 1999. What could Maytag sell for now? Prudential Securities analyst Nicholas Heymann says in excess of $50 per share.

   Would Maytag shareholders go for it? Very likely. They voted in May to lift an antitakeover restriction requiring a supermajority vote before the company can be sold. The board has yet to act on the proposal, though one of its members, Lester Crown, controls 6.7% of the shares. In the past year the value of his investment has lost $200 million.

   Reuters said:

   Maytag stock has been hovering near its 52-week low of $25--well off a peak of $74 in 1999.

   In the 3rd quarter, Maytag reported a 27% drop in income, due in large part to Circuit City discontinuing major appliances and the bankruptcy of Maytag retailer Heilig-Meyers.

   "If Maytag and Electrolux were to merge, it would significantly improve product development and market share growth," said Prudential Securities analyst Nicholas Heymann. "That option is becoming even more universally accepted and the only one making sense."

   Shareholder vote on poison pills will avoid further concentration of power in the directors who continue to rebuff the impressive votes of shareholders.

                ADOPT PROPOSAL THAT WON 57% SHAREHOLDER APPROVAL
                         at 24 MAJOR COMPANIES IN 2000
                        SHAREHOLDER VOTE ON POISON PILLS
                                    YES ON 5

                               ----------------

BOARD OF DIRECTORS' STATEMENT IN OPPOSITION TO PROPOSAL 5

   THE BOARD OF DIRECTORS BELIEVES THAT THIS PROPOSAL CONCERNING "POISON PILL" PROVISIONS IS NOT IN THE BEST INTERESTS OF THE CORPORATION OR ITS SHAREHOLDERS AND RECOMMENDS A VOTE AGAINST THE PROPOSAL.

   Maytag strenuously disagrees with the following statements:

  . The proposal incorrectly states that the annual election of directors' proposal "won an impressive majority" approval in both 1999 and 2000. The correct facts are: In 1999, the proposal was approved by 51.9% of the shares then voting which represented only 38.1% of all shares outstanding of Maytag. In the year 2000, this same proposal failed, receiving 49.8% affirmative votes, which represented only 34% of all outstanding shares. There were not "two impressive and consecutive shareholder votes."

  . References to "one-sided voting instructions" implies that the voting procedures established by Maytag were in some way improper. They were not. The voting instructions were precisely correct. Maytag, as well as the Proponent, can legally contact shareholders to explain its point of view and urge shareholders to vote against a proposal if Maytag believes the proposal is not in the best interest of the Corporation.

  . There were no "voting irregularities" at the 2000 Annual Meeting. The preliminary vote announced at the meeting for one proposal was just that, preliminary. When the inspectors of election finished the final count of votes and certified the results, that proposal was defeated.

   The proposal asks Maytag's shareholders to adopt a by-law provision that contains two substantive components. First, it would prohibit Maytag from adopting or maintaining a shareholder rights plan, commonly referred to as a "poison pill", unless such plan has been approved by the holders of the outstanding shares of the common stock of the Company. Second, the proposal provides that the Board could not amend, modify or repeal this proposal except by a shareholder vote. The Proponent does not indicate in his proposal, however, what percentage of shareholder approval should be required to amend, modify or repeal this proposed by-law provision. Any approval of the text of a by-law amendment would require action by the Board of Directors or the affirmative vote of a majority of the shares issued and outstanding and entitled to vote at a meeting of shareholders.

   Your Board of Directors recommends voting against this proposal because the Board believes that 1) rights plans such as the Maytag's Stockholder "Rights Plan" help maximize shareholder value, and 2) the Rights Plan protects shareholders of Maytag from unfair and abusive takeover tactics. The Board further believes that the Rights Plan is in the best interest of Maytag and its shareholders.

   The Rights Plan is designed to protect the shareholders against takeover tactics that do not treat all shareholders fairly and equally, such as partial and two-tiered tender offers and creeping stock accumulation programs. The Rights Plan is intended to encourage potential acquirors to negotiate directly with the Board. The Board is in the best position to negotiate on behalf of all shareholders, evaluate the adequacy of any potential offer, and seek a higher price if there is to be a sale of the Corporation. The Board's ability to seek a higher price in takeover contests on behalf of all shareholders is significantly greater than the ability of the individual shareholder to achieve such a result. Without the protection of the Rights Plan, your Board could lose important bargaining power in negotiating the transaction with a potential acquiror or pursuing a potentially superior alternative.

   The Rights Plan does not prevent an offer to acquire the Corporation at a price and on terms that are fair and in the best interest of shareholders. In responding to an acquisition proposal, your Board, of which 11 of the current 12 members are outside directors, recognizes the obligation to fulfill its fiduciary duties to the Corporation and its shareholders. If the Board determines that a proposal is fair and in the best interest of shareholders, the Rights Plan allows the Board to approve the proposal and redeem the rights. However, to redeem the rights now in the absence of a proposal would leave the Corporation's shareholders unprotected in the event of an unsolicited and potentially coercive and unfair takeover offer and, in the Board's view, would eventually reduce long term value for shareholders.

   We also believe this proposal, if implemented, could violate Delaware corporate law as an impermissible limitation of the powers of the Board of Directors. The language in the proposal mandating that once the by-law provision is enacted, it cannot be amended, modified or repealed except by a separate shareholder vote appears to be a mandate to the Board of Directors, as opposed to a mere recommendation, and therefore, impermissible under Delaware law.

   Finally, there is empirical evidence of studies demonstrating the economic benefits that rights plans provide for shareholders. For example, in 1997, a J.P. Morgan study found that consistently higher premiums were paid for companies with rights plans in place. A November 1997 study by Georgeson & Co. reported that premiums paid to acquire target companies with rights plans were on average 8% higher than premiums paid for target companies without rights plans. Thus, they concluded that rights plans contributed an additional $13 billion in stockholder value during the previous five years, and stockholders of acquired companies without such protection gave up $14.5 billion in potential premiums. Georgeson & Co. also reported that the presence of a rights plans at a target company did not increase the likelihood of a withdrawal of a friendly takeover bid nor the defeat of a hostile one.

   In summary, the proposal presents limitations on the Board's power over rights plans. It seeks to prohibit the Board from implementing a rights plan altogether, thereby taking away from the Board a valuable mechanism for conducting auctions and fending off hostile bidders. Your Board believes that the proposed by-law provision is not only contrary to Delaware law but not in the interest of the shareholders.

   The Board of Directors recommends a vote AGAINST this proposal.

                             EXECUTIVE COMPENSATION

   The following table shows the compensation of the persons who served as chief executive officer of the Corporation during 2000. In addition, the table includes the other four most highly compensated executive officers of the Corporation serving as such on December 31, 2000, as well as two additional individuals who would have been among the four most highly compensated executive officers had they been employed on December 31, 2000 in executive officer positions (the "named executive officers").

                           SUMMARY COMPENSATION TABLE

                     --------------------------------------------------

                                                                                   Long-Term Compensation
                                                                              --------------------------------
                                             Annual Compensation                     Awards          Payouts

                                                                              Restricted Securities
                                                                    Other       Stock    Underlying             All Other
                                                                    Annual    Awards(s)   Options/     LTIP    Compensation
  Name and Principal Position       Year      Salary    Bonus    Compensation    (A)      SARs (#)   Payouts       (B)
---------------------------------------------------------------------------------------------------------------------------
  Leonard A. Hadley             2000 (2 mos) $145,455 $        0       0           0      100,000   $  565,318  $    1,114
  President & CEO               1999 (8 mos)  566,667    547,000       0           0            0    1,356,313       5,909
  (as of 11/08/2000)                    1998  770,000  1,000,000       0           0      100,000    1,529,040      13,838
---------------------------------------------------------------------------------------------------------------------------
  Lloyd D. Ward                         2000 $750,000 $        0       0           0            0   $        0  $2,013,509
  Chairman & CEO                        1999  631,250    550,000       0           0      503,220      695,497       7,730
  (resigned 11/08/2000)                 1998  505,917    473,280       0           0      100,000      736,465       7,230
---------------------------------------------------------------------------------------------------------------------------
  Carole J. Uhrich                      2000 $490,079 $  172,331       0           0      150,000   $        0  $1,061,263
  EVP & President Home
  Solutions
  (officer through
  12/07/2000)
---------------------------------------------------------------------------------------------------------------------------
  Lawrence J. Blanford                  2000 $269,022 $   63,582       0           0       35,000   $   82,454  $    6,864
  President Major
  Appliance                             1999  226,957    141,312       0           0       10,000      200,779       5,288
  Division                              1998  195,000    108,946       0           0        5,190      161,545       5,179
---------------------------------------------------------------------------------------------------------------------------
  Keith G. Minton                       2000 $245,000 $   86,975       0           0       17,500   $  104,008  $    9,104
  President Floorcare
  Division                              1999  225,000    126,225       0           0       19,979      188,662       8,000
                                        1998  212,500    144,925       0           0       11,609      211,168       7,945
---------------------------------------------------------------------------------------------------------------------------
  William L. Beer                       2000 $285,000 $        0       0           0            0   $        0  $  522,814
  President Major
  Appliance                             1999  280,000    135,072       0           0       35,000      245,457       6,453
  Division (officer
  through                               1998  259,750    164,406       0           0       12,690      217,349       5,926
  08/31/2000)
---------------------------------------------------------------------------------------------------------------------------
  Frederick G.
  Wohlschlaeger                         2000 $249,683 $   37,267       0           0       42,500   $   43,775  $    6,593
  Sr. VP, General
  Counsel
  and Secretary
---------------------------------------------------------------------------------------------------------------------------
  Glenn B. Kelsey                       2000 $220,298 $   17,800       0           0       10,000   $   79,357  $    5,207
  President Blodgett                    1999  215,000     76,884       0           0       10,000            0       4,764
                                1998 (9 mos)  154,526     56,887       0           0        5,450            0         815


   (A) On December 31, 2000, the number of shares of performance-based restricted stock, the number of performance-based restricted units and the respective values thereof (calculated using $32.4375, the average of high and low price for Maytag's common stock on December 31, 2000) held by the named executive officers were as follows: Leonard A. Hadley, 7,255 shares valued at $235,334 and 4,836 units valued at $156,868; Lawrence J. Blanford, 872 shares valued at $28,286 and 581 units valued at $18,846; Keith G. Minton, 1,200 shares valued at $38,925 and 800 units valued at $25,950; William L. Beer, 0 shares and 0 units; Frederick G. Wohlschlaeger, 886 shares valued at $28,740 and 590 units valued at $19,138; and Glenn B. Kelsey, 917 shares valued at $29,745 and 612 units valued at $19,852. Lloyd D. Ward held 4,182 shares valued at $135,654 and 2,788 units valued at $90,436; Carole J. Uhrich, held 2,489 shares valued at $80,737 and 1,659 units valued at $53,814. Mr. Ward and Ms. Uhrich both forfeited these holdings under the terms of their respective separation agreements. Dividends are paid on performance-based restricted stock at the same time and at the same rate as on the common stock. Dividend equivalents on performance-based restricted units are accrued and accumulate at the same rate and at the same time as dividends on the common stock. Dividend equivalents on such units are treated as if reinvested in additional units; these units are only paid out if and when the performance goals are satisfied. All of the restricted stock awards for the above-named individuals are performance-based. These awards have previously been reported under the Long-Term Incentive Plans--Awards In Last Fiscal Year table.

   (B) The following amounts for 2000 include the dollar value of premiums paid for life insurance, corporate contributions to the Salary Savings 401(k) Plan, and separation payments, where applicable: Mr. Hadley, life insurance $1,114, 401(k) $0; Mr. Ward, life insurance $3,510, 401(k) $4,250, separation payment $2,005,749; Ms. Uhrich, life insurance $6,638, 401(k) $4,625, separation payment $1,050,000; Mr. Blanford, life insurance $1,764, 401(k) $5,100; Mr. Minton, life insurance $4,854, 401(k) $4,250; Mr. Beer, life insurance, $1,485, 401(k) $5,100, separation payment $516,229; Mr. Wohlschlaeger, life insurance, $2,043, 401(k) $4,550; and Mr. Kelsey, life insurance, $1,907, 401(k) $3,300.
For other details regarding the separation payments, please refer to the "Employment Contracts and Termination of Employment" section.

   The following table sets forth, for the named executive officers, certain information regarding stock options granted in 2000.

                     OPTION/SAR GRANTS IN LAST FISCAL YEAR

                                                                    POTENTIAL REALIZABLE
                                                                      VALUE AT ASSUMED
                         INDIVIDUAL GRANTS                            ANNUAL RATES OF
                                                                        STOCK PRICE
                                                                      APPRECIATION FOR
                                                                      OPTION TERM (4)
----------------------------------------------------------------------------------------
                                       % of
                                       Total
                         Number of    Options
                         Securities   Granted  Exercise
                         Underlying     to      or Base
                        Options/SARs Employees   Price
                        Granted (#)  in Fiscal ($/Share) Expiration
          Name              (1)      Year (2)     (3)       Date       5%        10%
----------------------------------------------------------------------------------------
  Leonard A. Hadley       100,000      6.0%     28.3800  11/10/2010 1,784,900  4,523,200
----------------------------------------------------------------------------------------
  Lloyd D. Ward                 0       N/A         N/A         N/A       N/A        N/A
----------------------------------------------------------------------------------------
  Carole J. Uhrich        150,000      9.0%     44.7500  01/11/2010 4,221,600 10,698,300
----------------------------------------------------------------------------------------
  Lawrence J. Blanford     35,000      2.1%     28.3800  11/10/2010   624,715  1,583,120
----------------------------------------------------------------------------------------
  Keith G. Minton          17,500      1.1%     28.3800  11/10/2010   312,358    791,560
----------------------------------------------------------------------------------------
  William L. Beer               0       N/A         N/A         N/A       N/A        N/A
----------------------------------------------------------------------------------------
  Frederick G.
   Wohlschlaeger           25,000      1.5%     43.9700  01/18/2010   691,325  1,751,925

                           17,500      1.1%     28.3800  11/10/2010   312,358    791,560
----------------------------------------------------------------------------------------
  Glenn B. Kelsey          10,000      0.6%     28.3800  11/10/2010   178,490    452,320

(1) The 100,000 stock options granted to Mr. Hadley became exercisable upon grant. The 150,000 stock options granted to Ms. Uhrich would have become exercisable at the rate of one-third per year beginning on January 11, 2001; however, the options were forfeited according to the terms of the Maytag 1996 Employee Stock Incentive Plan. The 25,000 stock options granted to Mr. Wohlschlaeger became exercisable on January 18, 2001. All options in the table with an exercise price of $28.3800 become exercisable on November 10, 2003. However, all options become fully exercisable in the event of a change of control as defined in the option agreements. All options presented in the table become fully exercisable in the event of a qualifying retirement.

  Refer to the "Employment Contracts and Termination of Employment" section for additional disclosures for Ms. Uhrich.

(2) Total options granted to employees in 2000 were 1,660,170.

(3) Fair market value of underlying shares on the date of grant.

(4) The dollar amounts under these columns are the result of hypothetical potential gains from calculations assuming annual growth rates of 5% and 10% in the value of the Corporation's future stock price over the 10 year term of the options which would result in the per share price of the Corporation's stock increasing to $46.229 and $73.612, respectively, for the options with a $28.3800 exercise price; to $71.623 and $114.047, respectively, for the options with a $43.9700 exercise price; and to $72.894 and $116.072, respectively, for the options with a $44.7500 exercise price. These assumed rates of growth are required by the Securities and Exchange Commission for illustration purposes only and are not intended to forecast possible future stock prices.

   The following table sets forth for the named executive officers certain information regarding unexercised options to purchase common stock on December 31, 2000.

              AGGREGATED OPTION/SAR EXERCISES IN LAST FISCAL YEAR
                         AND YEAR END OPTION/SAR VALUES

                         Number Of
                         Securities
                         Underlying             Number of Securities
                        Options/SARs           Underlying Unexercised      Value of Unexercised
                         Exercised    Value         Options/SARs           In-the-Money Options
          Name              (#)      Realized     December 31, 2000        December 31, 2000 (A)

                                              Exercisable  Unexercisable Exercisable Unexercisable
--------------------------------------------------------------------------------------------------
  Leonard A. Hadley             0           0   595,450             0    $5,016,933    $      0
--------------------------------------------------------------------------------------------------
  Lloyd D. Ward                 0           0   290,240       375,220(C) $3,322,875    $ 36,750(C)
--------------------------------------------------------------------------------------------------
  Carole J. Uhrich              0           0     8,000(B)    150,000(D) $   15,615    $      0(D)
--------------------------------------------------------------------------------------------------
  Lawrence J. Blanford          0           0    21,500        50,190    $  150,491    $142,013
--------------------------------------------------------------------------------------------------
  Keith G. Minton               0           0    31,500        49,088    $  247,441    $ 71,006
--------------------------------------------------------------------------------------------------
  William L. Beer          17,400    $385,514    18,000        47,690    $   15,795    $      0
--------------------------------------------------------------------------------------------------
  Frederick G.
   Wohlschlaeger                0           0         0        42,500    $        0    $ 71,006
--------------------------------------------------------------------------------------------------
  Glenn B. Kelsey               0           0         0        25,450    $        0    $ 40,575

   (A) The value is calculated based on the aggregate amount of the excess of $32.4375 (the average of the high and low price of common stock as reported in the New York Stock Exchange Composite Transactions Report for December 31,
2000) over the relevant exercise price(s).

   (B) Awarded under the Non-Employee Director Stock Option Plan prior to 2000.

   (C) According to the terms of Mr. Ward's separation agreement, vesting provisions on these options were accelerated. 270,000 other options were forfeited as of November 8, 2000.

   (D) Ms. Uhrich forfeited these 150,000 options upon her termination of employment under the terms of the 1996 Maytag Employee Stock Incentive Plan.

Please refer to the "Employment Contracts and Termination of Employment" section for additional disclosures for Mr. Ward and Ms. Uhrich.

   The following table sets forth, for the named executive officers, certain information regarding long-term incentive plan grants made in 2000.

             LONG-TERM INCENTIVE PLANS--AWARDS IN LAST FISCAL YEAR

                                                                              Estimated Future Payouts Under
                                                                                        Non-Stock
                                                                                  Price-Based Plans (B)
--------------------------------------------------------------------------------------------------------------------
                                Number of Shares,    Performance or Other
                              Units or Other Rights Period Until Maturation                 Target
  Name                               ($) (A)               or Payout        Threshold (%)    ($)       Maximum ($)
--------------------------------------------------------------------------------------------------------------------
  Leonard A. Hadley                 $      0                    N/A                N/A          N/A           N/A
--------------------------------------------------------------------------------------------------------------------
  Lloyd D. Ward                     $600,000(C)             3 Years           $300,000(C)  $600,000(C) $1,200,000(C)
--------------------------------------------------------------------------------------------------------------------
  Carole J. Uhrich                  $350,000(C)             3 Years           $175,000(C)  $350,000(C) $  700,000(C)
--------------------------------------------------------------------------------------------------------------------
  Lawrence J. Blanford              $100,000                3 Years           $ 50,000     $100,000    $  200,000
--------------------------------------------------------------------------------------------------------------------
  Keith G. Minton                   $122,500                3 Years           $ 61,250     $122,500    $  245,000
--------------------------------------------------------------------------------------------------------------------
  William L. Beer                   $171,000                3 Years           $ 85,500     $171,000    $  342,000
--------------------------------------------------------------------------------------------------------------------
  Frederick G. Wohlschlaeger        $126,400                3 Years           $ 63,200     $126,400    $  252,800
--------------------------------------------------------------------------------------------------------------------
  Glenn B. Kelsey                   $ 88,000                3 Years           $ 44,000     $ 88,000    $  176,000

   (A) All awards identified in this table are made pursuant to the Corporation's 1996 Employee Stock Incentive Plan. The awards are performance-based cash awards. Target awards are based upon a percentage of base salary and vary depending upon the individual's position and responsibilities.

   (B) Estimated future payouts are predicated upon the change in total enterprise value (measured by a cash flow return on investment and growth matrix) and total shareholder return (measured in terms of a percentile ranking relative to a comparison group) over the period from January 1, 2000 through December 31, 2002. The achievement of threshold performance will result in a 50% payout; achievement of target performance will result in a 100% payout; achievement of maximum performance will result in a 200% payout.

   (C) Under the terms of their respective separation agreements, Mr. Ward and Ms. Uhrich each forfeited this long-term incentive grant.

Please refer to the "Employment Contracts and Termination of Employment" section for additional disclosures for Mr. Ward and Ms. Uhrich.

                              RETIREMENT BENEFITS

   The following table sets forth the estimated annual pension benefits payable effective December 31, 2000, assuming retirement at age 65 after selected periods of continuous service, under the Corporation's retirement plan which applies to virtually all exempt salaried employees. The Corporation's retirement plan for salaried employees provides for fixed retirement benefits based on years of service and compensation received. All compensation shown in the Salary and Bonus columns of the Summary Compensation Table is included as compensation under the pension plan.

    Average Annual
     Earnings for
       Highest 5              Estimated Annual Retirement Benefits
   Consecutive Years         Years of Credited Service at Retirement
       of Final
  10 Years of Service
-------------------------------------------------------------------------
                          10      15      20      25      30       35*
-------------------------------------------------------------------------
         200,000         29,070  43,604  58,139  72,674  87,209   101,743
         300,000         44,570  66,854  89,139 111,424 133,709   155,993
         400,000         60,070  90,104 120,139 150,174 180,209   210,243
         500,000         75,570 113,354 151,139 188,924 226,709   264,493
         600,000         91,070 136,604 182,139 227,674 273,209   318,743
         700,000        106,570 159,854 213,139 266,424 319,709   372,993
         800,000        122,070 183,104 244,139 305,174 366,209   427,243
         900,000        137,570 206,354 275,139 343,924 412,709   481,493
       1,000,000        153,070 229,604 306,139 382,674 459,209   535,743
       1,100,000        168,570 252,854 337,139 421,424 505,709   589,993
       1,200,000        184,070 276,104 368,139 460,174 552,209   644,243
       1,400,000        215,070 322,604 430,139 537,674 645,209   752,743
       1,600,000        246,070 369,104 492,139 615,174 738,209   861,243
       1,800,000        277,070 415,604 554,139 692,674 831,209   969,743
       2,000,000        308,070 462,104 616,139 770,174 924,209 1,078,243

   *Maximum number of years of service for which the pension benefit accrues.

   The above amounts have been computed on the basis of a straight-life annuity and are not subject to any deduction for social security or other offset amounts.

   Benefits under the plan are limited to the extent required by provisions of the Internal Revenue Code and the Employee Retirement Income Security Act of 1974. If payment of actual retirement benefits is limited by such provisions, an amount equal to any reduction in retirement benefits will be paid as a supplemental benefit under the Supplemental Employee Retirement Plan under which such amounts are payable to all qualifying employees including the officers of the Corporation.

   Mr. Hadley continues to receive a monthly retirement benefit of $46,965.85 per month. The years of credited service as of December 31, 2000 for the remaining named executive officers are: Lloyd D. Ward 5.0; Carole J. Uhrich 1.0; Lawrence J. Blanford 4.0; Keith G. Minton 31.9; William L. Beer 26.6; Frederick G. Wohlschlaeger 1.0; Glenn B. Kelsey 3.0.

                         CHANGE OF CONTROL ARRANGEMENTS

   The Corporation has entered into agreements with each of the named executive officers who is currently an employee (other than Mr. Hadley) which would become operable only in the event of a change of control of the Corporation. Agreements provide that if the officer's employment terminates for any reason within three years after a change of control, the officer will be entitled to payments equal to three times total compensation (salary and maximum bonus) at the rate in effect immediately prior to the change of control, maximum cash payout on any outstanding restricted stock or cash-denominated long-term incentive awards, and continued participation in certain of the Corporation's benefit programs for the same three year period.

               EMPLOYMENT CONTRACTS AND TERMINATION OF EMPLOYMENT

   Mr. Ward resigned his position of Chairman and Chief Executive Officer on November 8, 2000. In connection with separation benefits, he received a cash payment in the amount of $2,005,749, which consisted of a severance payment of 2 times annual base salary plus payments in lieu of incentive compensation. The performance-based restricted stock and units referenced in Footnote A to the Summary Compensation Table were forfeited. Vesting provisions on 375,220 options were accelerated. The remaining 270,000 options were forfeited. In addition, Mr. Ward forfeited the $600,000 long-term incentive plan grant disclosed under the Long-Term Incentive Plans--Awards in Last Fiscal Year table.

   Ms. Uhrich's position of Executive Vice President and President of Home Solutions was eliminated on December 7, 2000. In connection with separation benefits, she received a cash payment in the amount of $1,050,000, which consisted of a severance payment of 1 1/2 times annual base salary plus payments in lieu of incentive compensation. The performance-based restricted stock and units referenced in Footnote A to the Summary Compensation Table were forfeited. The 150,000-share stock option award granted to Ms. Uhrich in 2000 and referenced in the Option/SAR Grants in Last Fiscal Year table and the Year End Option/SAR Value table was forfeited under the terms of the 1996 Maytag Employee Stock Incentive Plan. She also forfeited the $350,000 long-term incentive plan grant disclosed under the Long-Term Incentive Plans--Awards in Last Fiscal Year table.

   Mr. Beer resigned his position of President Major Appliance Division effective August 31, 2000. Mr. Beer assumed a consultant role through December 31, 2000. In connection with separation benefits, Mr. Beer received a cash payment in the amount of $516,229, which consisted of a severance payment of 8 months base salary plus payments in lieu of incentive compensation. Mr. Beer returned on February 1, 2001 as President of Maytag Appliances and plans to reimburse the Corporation for most of his severance benefits. An agreement has not yet been finalized.

            COMPENSATION COMMITTEE REPORT ON EXECUTIVE COMPENSATION

COMPENSATION PHILOSOPHY AND PRINCIPLES

   The Compensation Committee of the Board of Directors (the "Committee"), composed of four non-employee directors, establishes and administers the executive compensation program for the Corporation's top executives. The Committee has reaffirmed the Corporation's compensation philosophy as it pertains to its executives as follows:

1. The Corporation is committed to increasing long-term shareholder value and to ensuring that the objectives of the Corporation's executives are aligned with that goal. Based on this commitment, it is the Corporation's philosophy that the total compensation of its executives closely mirror the performance of the Corporation--reflecting increases and decreases in those factors contributing to shareholder value, e.g., Cash Flow Return on Investment (CFROI) and Total Shareholder Return (TSR). These measures are employed broadly within the Corporation in planning, goal setting and compensation to provide focus on both operating cash flow and balance sheet management.

2. Providing an opportunity for above average total compensation is important in order to attract and retain the best and brightest employees. Provided performance goals are met, the Corporation's total compensation program is targeted at a level above the average for similarly sized industrial firms nationwide.

3. It is the Corporation's goal to provide and consistently administer a uniform program of total compensation for key employees throughout the Corporation. This program will facilitate the movement of key employees between business units and divisions, which supports the business objective of strengthening organizational development efforts and providing developmental opportunities for talented individuals.

   The Committee believes compensation based on this philosophy supports and encourages the commitment to achieving business and financial objectives that will generate long-term shareholder value. It is also designed to attract and retain outstanding executives, to encourage them to make long-term commitments to the Corporation, and to accomplish the Corporation's leadership succession objectives.

COMPONENTS OF EXECUTIVE COMPENSATION

   The Committee views compensation as a total program comprised of annual base salary and variable short and long-term incentives. The total package is designed to provide a significant percentage of executive compensation through at-risk programs which link long-term executive rewards to long-term shareholder rewards. This linkage is achieved through the following compensation components:

Annual Base Salary

   A salary range for each position is established using average base pay for executives employed at industrial organizations selected by independent compensation consultants. The performance of the organizations in the industrial database is not known and therefore not considered when establishing salary ranges. The companies included in the industrial database comprise many of the companies included in the S&P Household Furnishings and Appliance Stock Index used in the Performance Graph on Page 31, as well as other companies. The Committee relies on a broad array of companies in various industries for comparative analysis of executive compensation because the Committee believes that the Corporation's competitors for executive talent are more varied than the Peer Group chosen for comparing shareholder return in the Performance Graph. Executive pay within the salary range is determined based upon individual qualifications, experience, and performance of specific individual responsibilities.

Annual Variable Incentive (Bonus)

   Annual variable incentive compensation (bonus) is paid to executives in cash based upon a percentage of base salary and varies depending upon the individual's position, responsibility, and performance. Corporate executives are eligible for annual cash incentive awards based upon the following performance factors: (1) Enterprise Change in Total Business Value as measured through CFROI, compared to annual plan (70% weighting), and (2) Enterprise performance against key strategic objectives (30% weighting). Business Unit executives are eligible for annual cash incentive awards based upon the following performance factors: (1) Business Unit Change in Total Business Value as measured through CFROI, compared to annual plan (50% weighting), (2) Enterprise Change in Total Business Value as measured through CFROI, compared to annual plan (20% weighting), and (3) Business Unit performance against key strategic objectives (30% weighting). An award may be increased or decreased based upon the executive's personal performance. Performance is reviewed and rated annually against these factors. The Committee may adjust these formula-based awards if, in its judgment, adjustment is warranted.

Long-Term Variable Incentives

   Long-term variable incentive compensation opportunities are provided to executives in positions with significant responsibilities, accountabilities and potential impact on long-term corporate performance. These awards are available under the 2000 Employee Stock Incentive Plan, which has been approved by shareholders. Long-term incentive compensation is made available in the form of stock options and performance-based cash awards.

   Stock Options: Participation in and the level of stock option grants to individual executives are approved by the Committee. Options are subject to vesting provisions and the exercise price must at least equal the fair market value of the common stock on the date of grant.

   Performance-Based Cash Awards: Eligibility for participation and the level of awards to individual executives are approved by the Committee. The level of each award is based upon a percentage of base salary and varies depending upon the executive's position and responsibilities. These performance-based cash-denominated awards are dependent upon the Corporation achieving predetermined levels of CFROI performance and Total Shareholder Return over a specified three-year period. High levels of performance in these factors, in the Committee's opinion, impact favorably on long-term shareholder value. Approximately 90 executives are granted awards under this variable long-term incentive.

   In summary, survey data indicates that grants approved by the Committee under this long-term plan and predecessor plans are competitive with grants made to executives in similar positions at other industrial organizations. This stock-based incentive plan is designed to encourage a significant equity ownership interest in the Corporation to help assure that the long-term interests of the Corporation's executives are closely aligned with the long-term interests of the shareholders.

EXECUTIVE STOCK OWNERSHIP GUIDELINES

   In keeping with the Corporation's compensation philosophy and its efforts to strengthen the link between the long-term interests of executives and the long-term interests of shareholders, the Committee approved stock ownership guidelines which are applicable to approximately 83 key executives. The guidelines provide for the long-term ownership of the Corporation's common stock which in dollar value aggregates a predetermined multiple of base salary. The amounts range from six times annual base salary for the Chief Executive Officer to one times annual base salary for operating unit vice presidents. The Committee reviews executive stock ownership levels annually and notifies executives of their progress.

TAX CODE LIMITATION ON EXECUTIVE COMPENSATION DEDUCTIONS

   Unless certain conditions are met, Internal Revenue Code Section 162(m) limits the annual deductibility of certain compensation in excess of $1 million for the current Chief Executive Officer and the four other most highly compensated executive officers. There was no loss of tax deductibility in 2000 and the Committee does not anticipate any significant loss of tax deductibility in 2001. In order to maintain maximum tax deductibility of executive compensation, the Committee received approval from shareholders in 2000 for the long-term variable incentive plan (2000 Employee Stock Incentive Plan) to ensure tax deductibility of future long-term compensation incentives. The Committee will continue to monitor compensation programs in light of Section 162(m); however, the Committee considers it important to retain the flexibility to design compensation programs that are in the best long-term interests of the Corporation and its shareholders.

PERFORMANCE OF THE CORPORATION AND CEO COMPENSATION

   As indicated in the above discussion, the total compensation of the Corporation's executives, including the CEO, consists of annual base salary, annual variable incentive, and long-term variable incentives, as well as other fringe benefits. These plans consider individual performance, Corporation performance, and survey data regarding comparable positions at other industrial organizations.

   Mr. Ward's annual salary of $750,000 in 2000 remained at the same level that he received upon his promotion to Chairman and CEO on August 12, 1999. Except as described above under "Employment Contracts and Termination of Employment," Mr. Ward received no annual incentive compensation payout for 2000.

   Upon his return to Maytag in an interim role as President & Chief Executive Officer on November 7, 2000, following Mr. Ward's resignation, Mr. Hadley's salary was established by the Committee at $83,333.33 per month. The Committee determined this was reasonable given comparable salaries for established CEOs. Mr. Hadley did not receive a 2000 annual incentive payment.

   Annual base salary increases for the other named executives were based on individual performance, job content and compensation of executives in comparable positions in the industrial organizations surveyed.

   In 2000, performance-based cash-denominated opportunities were made to the named executive officers (except Mr. Hadley). Payouts under the award will be made to eligible recipients based on the extent to which the Corporation achieves its CFROI and Total Shareholder Return objectives for the three-year period January 1, 2000, through December 31, 2002, as reflected in the Long-Term Incentive Plans--Awards In Last Fiscal Year

Table. As a result of Mr. Ward's separation with the Corporation, his award was forfeited. Please refer to the "Employment Contracts and Termination of Employment" section for additional disclosure regarding Mr. Ward's separation agreement.

   The Corporation's performance over the period January 1, 1998, through December 31, 2000, exceeded the maximum goals approved by the Committee in 1998. Accordingly, a maximum payout of performance-based restricted stock and units was made under this Plan as reflected in the Summary Compensation Table-- LTIP Payouts.

   As a component of long-term variable incentive compensation, options to purchase 100,000 shares of common stock were granted to Mr. Hadley under the terms of the Corporation's 2000 Employee Stock Incentive Plan. Mr. Ward was not granted any options in 2000. Grants of options to the other named executive officers are reflected in the Option/SAR Grants in Last Fiscal Year Table.

SUMMARY

   The Committee believes that the foregoing compensation programs will serve the long-term interests of shareholders. These programs create a strong link between long-term executive rewards and long-term shareholder rewards; they attract, retain and motivate outstanding executive talent; and they further the Corporation's long-term leadership succession objectives. The Committee will continue to emphasize variable, performance based compensation programs that it believes positively affect long-term shareholder value. Finally, through stock ownership guidelines, it is the goal of the Committee to ensure the Corporation has not only qualified, professional managers, but fully committed "owner-operators".

   The foregoing report is furnished by the members of the Compensation
Committee:

       John A. Sivright, Chair     William T. Kerr
       Bernard G. Rethore          Barbara R. Allen

                         SHAREHOLDER RETURN PERFORMANCE

   The following graph compares the Corporation's cumulative total shareholder return on its common stock from December 31, 1995, to December 31, 2000, with the S&P 500 Stock Index and the S&P Household Furnishings and Appliance Stock Index (both of which include the Corporation).

                                    [Graph]

--------------------------------------------------------------------------------

                             Dec. 95 Dec. 96 Dec. 97 Dec. 98 Dec. 99 Dec. 00
----------------------------------------------------------------------------
Maytag                        $100    $100    $193    $325    $254    $175
S&P 500                       $100    $123    $163    $210    $253    $230
S&P Household Furnishings &
 Appliances Index             $100    $ 99    $133    $158    $136    $ 97
----------------------------------------------------------------------------

SHAREHOLDER PROPOSALS

   Proposals of shareholders intended for presentation at the 2002 Annual Meeting must be received by the Secretary of the Corporation on or before December 5, 2001 to be considered for inclusion in the 2002 Proxy Statement and Proxy.

   After that date, a shareholder wishing to nominate a candidate for election to the Board or present an item of business at the 2002 Annual Meeting is required to give written notice to the Secretary of the Corporation of his or her intention to make such a nomination or present such item, but the Corporation is not required to present the matter in its proxy materials. Such nomination or item of business for the 2002 Annual Meeting must be received by the Corporation no earlier than January 10, 2002 and no later than February 9, 2002. Any notice of nomination is required to contain certain information about both the nominee and the shareholder making the nomination. The Nominating Committee may require that the proposed nominee furnish other information to determine that person's eligibility to serve as a director. A nomination or item of business which does not comply with the above procedure will be disregarded.

OTHER MATTERS

   Except as set forth in the next paragraph, the Board knows of no other business to be transacted at the 2001 Annual Meeting, other than the items referred to above. If any other matters do come before the meeting, it is the intention of the persons named in the accompanying proxy to vote or act with respect to them in accordance with their best judgment.

   Maytag has been notified by John Chevedden on behalf of the Ray T. Chevedden and Veronica G. Chevedden Family Trust (5-04-90) that he intends to submit the following proposals at the Annual Meeting:

  1) Report whether the company's recommendations for voting on one or more company proposals and/or nominees for directors or auditors at the 2001 Annual Meeting is at odds with the recommendations of some key institutional investors and some key independent proxy analysts; 2) Report whether the company's recommendations for voting on one or more shareholder proposals at the 2001 Annual Meeting is at odds with the recommendations of some key institutional investors and some key independent proxy analysts; 3.) Report the percentage of company stock Maytag employees have an ownership interest in; 4.) Report the percentage of company stock Maytag employees have an ownership interest that is voted by management--appointed trustees; and 5.) report separately in the Proxy or today, the specific audit-related qualifications of the Audit Committee numbers.

   It is the intention of the persons named in the accompanying proxy to vote against these proposals.

   The Corporation will bear the cost of the proxy solicitation. The Corporation expects to solicit proxies primarily by mail. Proxies may also be solicited personally, by telephone and by mail by certain directors, officers and employees of the Corporation. The Corporation will reimburse brokers and their nominees for their expenses in communicating with the persons for whom they hold shares of the Corporation. The Corporation has retained Georgeson Shareholder Communications Inc. to aid in the solicitation of proxies for a fee of $12,500, plus out-of-pocket expenses.

Maytag Corporation
403 West Fourth Street North
Newton, Iowa 50208

                                   APPENDIX A
                            AUDIT COMMITTEE CHARTER

I. Audit Committee Purpose

   The Audit Committee is appointed by the Board of Directors to assist the Board in fulfilling its oversight responsibilities as they relate to

  .   the Company's accounting policies and internal controls,

  .   the financial reporting practices,

  .   legal and regulatory requirements, and

  . the independence and performance of the Company's internal and external auditor.

   The Audit Committee shall have the authority to retain special legal, accounting or other consultants to advise the Committee. The Audit Committee may request any officer or employee of the Company, the Company's outside counsel or independent auditor to attend a meeting of the Committee or to meet with any members of, or consultants to, the Committee.

   Although the Audit Committee has the responsibilities and powers set forth in this Charter, it is not the duty of the Audit Committee to plan or conduct audits or to determine that the Company's financial statements are complete and accurate and are in accordance with generally accepted accounting principles. This is the responsibility of management and the independent auditor. Nor is it the duty of the Audit Committee to conduct investigations, to resolve disagreements, if any, between management and the independent auditor or to assure compliance with laws and regulations and the Company's Code of Conduct.

II. Audit Committee Composition and Meetings

   The Board on the recommendation of the Nominating Committee shall appoint the members of the Audit Committee. The Committee shall be comprised of three or more non-employee Directors (as determined from time to time by the Board), each of whom shall meet the independence and experience requirements of the New York Stock Exchange. The experience requirements include:

  . Each member shall be financially literate, as the Board in its business judgment interprets such qualification.

  . At least one member shall have accounting or related financial management expertise, as the Board in its business judgment interprets such qualification.

   The Committee should provide sufficient opportunity for the internal and independent auditor to meet with the members of the audit committee without members of management present. Among the items to be discussed in these meetings are the independent auditor's evaluation of the company's financial, accounting, and auditing personnel, and the cooperation that the independent auditor received during the course of audit.

III. Audit Committee Responsibilities and Duties

   Review Procedures

   1. Review and reassess the adequacy of this Charter annually and recommend any proposed changes to the Board for approval; publish the Charter at least every three years in accordance with SEC regulations.

   2. Review the audited financial statements contained in the annual report to shareholders with management and the independent auditor. This review shall include the matters required to be discussed with the independent auditor by the Statement on Auditing Standards No. 61 relating to the conduct of the audit.

   3. Report on the Committee's review of the results of the annual audited financial statements to the Board.

   4. Inquire of management, the internal auditor, and the independent auditor about significant findings or exposures and assess the steps management has taken to minimize such risks to the Company.

   5. Review the quarterly financial information with financial management and the independent auditor prior to the release of quarterly earnings. The chair of the committee may represent the entire committee for purposes of this review.

   Independent Auditor

   6. Recommend to the Board the appointment of the independent auditor. The independent auditor firm is ultimately accountable to the Audit Committee and the Board, which have the ultimate responsibility to select, evaluate and, where appropriate, replace the independent auditor. The Committee shall review the performance of the auditor and annually recommend reappointment or removal as circumstances warrant. The shareholders approve the independent auditor at the annual meeting.

   7. Approve the fees and other significant expenses to be paid to the independent auditor pursuant to a review and Committee-authorized engagement letter.

   8. Receive an annual report from the independent auditor regarding the auditor's independence, discuss such report with the auditor, and if so determined by the Audit Committee, recommend that the Board take appropriate action to satisfy itself of the independence of the auditor. The independent auditor should submit a formal written statement delineating all relationships between the independent auditor and the Company. The Audit Committee is responsible for actively engaging in a dialogue with the independent auditor with respect to any disclosed relationships or services that may impact the objectivity and independence of the independent auditor and for recommending that the Board take appropriate action in response to the independent auditor's report to satisfy itself of their independence.

   9. Meet with the independent auditor prior to the audit to review the planning of the audit.

  10. Review with management and the independent auditor significant financial reporting issues and practices, including changes in, or adoption of, accounting principles and disclosure practices. Also review with management and the independent auditor their judgments about the quality, not just acceptability, of accounting principles and the clarity of the financial disclosure practices used or proposed to be used, and particularly, the degree of aggressiveness or conservatism of the organization's accounting principles and underlying estimates, and other significant judgments made in preparing the financial statements.

   Internal Audit Department and Legal Compliance

  11. Review the internal audit function of the company including the independence and authority of its reporting obligations, the proposed audit plans for the coming year and the coordination of such plans with the independent auditor. The internal audit department shall be responsible to senior management, but also have a reporting responsibility to the Committee.

  12. Review the appointment, performance, and replacement of the internal audit executive.

  13. Review a summary of findings from completed internal audits at each meeting of the Audit Committee.

  14. Review periodically with the Company's General Counsel legal matters that may have a material impact on the financial statements, the Company's compliance policies (including the Code of Business Conduct) and any material reports or inquiries received from regulators or governmental agencies.

  15. Review with management, the independent auditor, the internal auditor, and financial and accounting personnel, the adequacy and effectiveness of the accounting and financial controls of the company.

   Other Audit Committee Responsibilities

  16. Prepare the report required by the rules of the Securities and Exchange Commission to be included in the Company's proxy statement for each annual meeting.

  17. Investigate any matter brought to its attention within the scope of its duties.

  18. Report regularly to the Board concerning significant matters discussed at each Committee meeting.

                                                                   April 3, 2001

Dear Shareholder:

You are cordially invited to attend the Annual Meeting of shareholders to be held at 8:30 a.m. on Thursday, May 10, 2001, at the Sodexho Marriott Conference Center auditorium, located at 600 North Second Avenue West, Newton, Iowa 50208. Detailed information as to the business to be transacted at the meeting is contained in the accompanying Notice of Annual Meeting and Proxy Statement.

Regardless of whether you plan to attend the meeting, it is important that your shares be voted. Accordingly, we ask that you sign and return your proxy as soon as possible in the envelope provided, or vote your shares by telephone or internet if you prefer.

                              Sincerely,


                              Leonard A. Hadley
                              President and
                              Chief Executive Officer

     On the reverse side of this card are instructions on how to vote your shares for the election of directors and all other proposals by telephone or internet. Please consider voting by telephone or internet. Your vote is recorded as if you mailed in your proxy card. We believe voting this way is convenient.

                PLEASE SIGN, DATE AND RETURN THIS CARD PROMPTLY
                          USING THE ENCLOSED ENVELOPE

--------------------------------------------------------------------------------


                               MAYTAG CORPORATION

Proxy for Annual Meeting, May 10, 2001, Solicited by the Board of Directors

     Steven H. Wood, Roger K. Scholten and Steven J. Klyn, and each of them (with full power to act without the other and with power of substitution), are hereby appointed attorneys and proxies of the undersigned to attend the Annual Shareholders Meeting on May 10, 2001, and any adjournment thereof, and to vote and act for the undersigned on reverse side.

     This proxy revokes all previous proxies. Unless specified to the contrary it will be voted FOR items (1) and (2) and AGAINST items (3) and (4) and (5).

                   CONTINUED AND TO BE SIGNED ON REVERSE SIDE

VOTE BY INTERNET - www.proxyvote.com
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     Use the Internet to transmit your voting instructions and for electronic delivery of information up until 11:59 P.M. Eastern Time the day before the cut-off date or meeting date. Have your proxy card in hand when you access the web site. You will be prompted to enter your 12-digit Control Number which is located below to obtain your records and to create an electronic voting instruction form.

VOTE BY PHONE - 1-800-690-6903

     Use any touch-tone telephone to transmit your voting instructions up until 11:59 P.M. Eastern Time the day before the cut-off date or meeting date. Have your proxy card in hand when you call. You will be prompted to enter your 12-digit Control Number which is located below and then follow the simple instructions the Vote Voice provides you.

VOTE BY MAIL -

     Mark, sign, and date your proxy card and return it in the postage-paid envelope we have provided or return it to Maytag Corporation, c/o ADP, 51 Mercedes Way, Edgewood, NY 11717.


Control Number ____________

TO VOTE, MARK BLOCKS BELOW IN BLUE OR BLACK INK AS FOLLOWS:
                                              Keep This Portion for Your Records
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                                             Detach and Return This Portion Only

              THIS PROXY CARD IS VALID ONLY WHEN SIGNED AND DATED.

MAYTAG CORPORATION

     The Board of Directors recommends a vote "FOR" items (1) and (2).

1.   Election of Directors:   to a three-year term, Nominees:

     01) Wayland R. Hicks, 02) W. Ann Reynolds and 03) Fred G. Steingraber.

         FOR                        WITHHOLD                           FOR ALL
         ALL                        ALL                                EXCEPT

         [_]                        [_]                                [_]

     To withhold authority to vote, mark "For All Except"
     And write the nominee's number on the line below.

     ____________________________________


2. The ratification of the selection of Ernst & Young LLP as independent public auditors to examine the financial statements to be included in the Annual Report to Shareholders for 2001.

     FOR         AGAINST  or  ABSTAIN

     [_]           [_]          [_]

The Board of Directors recommends a vote "AGAINST" items (3), (4) and (5).


3. The proposal of a Shareholder concerning the classification of the Board of Directors.

     FOR         AGAINST  or  ABSTAIN

     [_]           [_]          [_]


4.   The proposal of a Shareholder concerning super majority voting.

     FOR         AGAINST  or  ABSTAIN

     [_]           [_]          [_]


5. The proposal of a Shareholder concerning adoption of "poison pill" provisions.

     FOR         AGAINST  or  ABSTAIN

     [_]           [_]          [_]

     In their discretion, the proxies are authorized to vote upon any other matters which may properly come before the meeting or any adjournment.

Please date, sign exactly as name appears above, and return in the enclosed envelope. Executors, administrators, trustees, guardians or attorneys should indicate the capacity in which they sign. Corporate owners should sign in their corporate names and affix their seals.

MARK HERE FOR ADDRESS CHANGE AND NOTE ON REVERSE SIDE        [_]

CHECK THIS BOX IF YOU PLAN ON ATTENDING THE ANNUAL MEETING   [_]


______________________________________    _____________________________________
(Signature of Stockholder)   (Date)       (Signature of Stockholder)   (Date)

April 3, 2001


To: Shareholders Who Are Employees of Maytag and Participate in Maytag's 401(k) and Employee Stock Ownership Plan (ESOP)


Re:  Combined Proxy Card and Voting Instructions to Trustees

In order to reduce duplicate mailings, this year's Proxy Card lists all Maytag shares you hold in an account in your own name, as well as shares held on your behalf in Maytag's 401(k) or ESOP.

The enclosed Proxy Card includes the following types of shares:

1) in a regular account you own in your name (not through a broker) (coded on the Proxy Card as "COM");
2) shares held by Fidelity Management Trust Company as Trustee of Maytag's 401(k) (coded as "401");
3) shares held by State Street Bank and Trust Company as Trustee of Maytag's ESOP (coded as "ESO");
4)  restricted stock (coded as "RES").

Only the types of accounts in which you have shares will be printed on the Proxy Card. When you vote and sign and return your Proxy Card, you will be voting your regular account shares and be providing directions to the Trustees of the 401(k) and ESOP plans for voting.

Trustees of the 401(k) and ESOP need your directions in order to vote your
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shares
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        Participants in Maytag Corporation Salary Savings Plan (401(k))
                              (shares coded 401)

If you hold shares of Maytag Common Stock in the Maytag Corporation Salary Savings Plan - 401(k), you may vote those shares by using this proxy form. The Trustee of the 401(k) Plan will receive your instructions to vote your shares in the plan. If you do not provide the Trustee with your voting instructions, the Trustee will vote the shares in the plan that remain unvoted. Those unvoted shares will be voted by the Trustee in the same proportion as the total shares voted by plan participants.

    Participants in Maytag Corporation Employee Stock Ownership Plan (ESOP)
                              (Shares coded ESO)

When you participate in the 401(k), your contributions are matched by Maytag in Maytag stock. This stock is added to an account in your ESOP. Using this proxy form, you may direct the ESOP's Trustee to vote your shares. If you do not provide the Trustee with your voting instructions, the Trustee will vote the shares in the plan that remain unvoted. Those unvoted shares will be voted by the Trustee in the same proportion as the total shares voted by plan participants.

Your instructions about voting are confidential.
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Your instructions through the proxy to the Trustees will not be divulged or revealed to anyone at Maytag Corporation.

Sincerely,


Patricia J. Martin
Secretary & Deputy General Counsel